Charter Announces Fourth Quarter and Full Year 2025 Results

Stamford, Connecticut - January 30, 2026 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”), which operates the Spectrum brand, today reported financial and operating results for the three and twelve months ended December 31, 2025.

•Fourth quarter total Internet customers declined by 119,000. As of December 31, 2025, Charter served 29.7 million Internet customers.

•Fourth quarter total mobile lines1 increased by 428,000. As of December 31, 2025, Charter served 11.8 million mobile lines.

•As of December 31, 2025, customer relationships2 totaled 31.8 million and connectivity customers2 totaled 30.6 million.

•Fourth quarter revenue of $13.6 billion declined by 2.3% year-over-year, driven by lower residential video and political advertising revenues. Residential connectivity revenue grew 2.3% year-over-year.

•Net income attributable to Charter shareholders totaled $1.3 billion in the fourth quarter. For the year ended December 31, 2025, net income attributable to Charter shareholders totaled $5.0 billion.

•Fourth quarter Adjusted EBITDA3 of $5.7 billion declined by 1.2% year-over-year.

•For the year ended December 31, 2025, revenue of $54.8 billion declined by 0.6% year-over-year. Full year 2025 Adjusted EBITDA totaled $22.7 billion, 0.6% higher than in 2024.

•For the year ended December 31, 2025, capital expenditures totaled $11.7 billion and included $3.9 billion of line extensions.

•Full year 2025 net cash flows from operating activities totaled $16.1 billion versus $14.4 billion in 2024.

•Full year 2025 free cash flow3 of $5.0 billion increased from $4.3 billion in the prior year, primarily due to lower cash taxes and lower cash paid for interest, partly offset by higher capital expenditures.

•For the year ended December 31, 2025, Charter purchased 17.1 million shares of Charter Class A common stock and Charter Holdings common units for approximately $5.4 billion.

“In 2025, we put Spectrum in a position to provide guaranteed connectivity, guaranteed service and guaranteed savings. We are America’s Connectivity CompanyTM, providing the best products in the U.S., uniquely serviced 24x7 by U.S.-based employees,” said Chris Winfrey, President and CEO of Charter. “Our focus in 2026 is to message our product utility, value and high-quality service to customers, and deliver sustainable, long-term customer, EBITDA and cash flow growth for shareholders."

1.In the fourth quarter of 2025, certain reporting policies related to mobile lines were revised to better align with other Charter services.
2.To better reflect the converged and integrated nature of its business and operations, in the fourth quarter of 2025, Charter revised its customer relationship statistics to include all mobile customers, including mobile-only customers, and added information on total connectivity customers, which represent all customers receiving Charter Internet and/or mobile connectivity services.
3.Adjusted EBITDA and free cash flow are non-GAAP measures defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	December 31, 2025 (d)	December 31, 2024 (d)	Y/Y Change
Footprint
Estimated Passings (e)	58,399	56,861	2.7%
Customer Relationships (c) (f)
Residential	29,609	29,964	(1.2)%
Small Business	2,237	2,250	(0.6)%
Total Customer Relationships	31,846	32,214	(1.1)%

Residential	(125)	(150)	25
Small Business	(2)	(6)	4
Total Customer Relationships Quarterly Net Additions	(127)	(156)	29

Total Customer Relationship Penetration of Estimated Passings (g)	54.5%	56.7%	(2.2) ppts

Monthly Residential Revenue per Residential Customer (h)	$117.19	$118.65	(1.2)%
Monthly Small Business Revenue per Small Business Customer (i)	$159.85	$160.88	(0.6)%
Residential Customer Relationships Penetration (c)
One Product Penetration (j)	48.0%	48.8%	(0.8) ppts
Two Product Penetration (j)	34.5%	33.1%	1.4 ppts
Three or More Product Penetration (j)	17.5%	18.0%	(0.5) ppts
Connectivity (c)
Residential	28,563	28,763	(0.7)%
Small Business	2,077	2,082	(0.3)%
Total Connectivity Customers	30,640	30,845	(0.7)%

Residential	(95)	(115)	20
Small Business	—	(4)	4
Total Connectivity Quarterly Net Additions	(95)	(119)	24
Internet
Residential	27,641	28,034	(1.4)%
Small Business (c)	2,039	2,049	(0.5)%
Total Internet Customers	29,680	30,083	(1.3)%

Residential	(119)	(171)	52
Small Business (c)	—	(6)	6
Total Internet Quarterly Net Additions	(119)	(177)	58
Mobile Lines (c) (k)
Residential	11,370	9,543	19.1%
Small Business	396	315	25.7%
Total Mobile Lines	11,766	9,858	19.4%

Residential	406	504	(98)
Small Business	22	18	4
Total Mobile Lines Quarterly Net Additions	428	522	(94)
Video
Residential	12,072	12,327	(2.1)%
Small Business	533	565	(5.6)%
Total Video Customers	12,605	12,892	(2.2)%

Residential	49	(110)	159
Small Business	(5)	(13)	8
Total Video Quarterly Net Additions	44	(123)	167
Voice
Residential	4,832	5,636	(14.3)%
Small Business	1,214	1,248	(2.8)%
Total Voice Customers	6,046	6,884	(12.2)%
Mid-Market & Large Business (c) (l)
Mid-Market & Large Business Primary Service Units ("PSUs")	357	340	5.2%
Mid-Market & Large Business Quarterly Net Additions	3	4	(1)
In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 7 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

Fourth quarter total Internet customers decreased by 119,000, compared to a decline of 177,000 during the fourth quarter of 2024, which included the impact of disconnects related to the end of the FCC's Affordable Connectivity Program in the second quarter of 2024. Spectrum Internet® delivers the fastest Internet speeds1 in the nation. Spectrum is evolving its connectivity network to offer symmetrical and multi-gigabit Internet speeds across its entire footprint and has launched symmetrical Internet service in several markets. Unlike competitors, Spectrum upgrades its network to serve all of its passings and can do so at a much lower cost. Spectrum expects to complete its network evolution initiative in 2027. Spectrum Advanced WiFi provides customers an optimized home network while providing greater control of connected devices with enhanced security and privacy. In early 2026, Spectrum will launch its Invincible WiFiTM product, a tri-band advanced WiFi 7 router that integrates 5G cellular and battery backup to keep customers seamlessly and fully connected during service disruption or a power outage.

During the fourth quarter of 2025, Charter added 428,000 total mobile lines, compared to growth of 522,000 during the fourth quarter of 2024. Spectrum MobileTM is available to all new and existing Spectrum Internet customers and offers the fastest overall speeds,2 with plans that include 5G access, do not require contracts and include taxes and fees in the price. Spectrum Mobile is central to Charter's converged network strategy to provide customers a differentiated connectivity experience with highly competitive, simple data plans and pricing.

Total video customers increased by 44,000 in the fourth quarter of 2025, compared to a decline of 123,000 in the fourth quarter of 2024, with the improvement driven by new and simplified pricing and packaging launched in September 2024 and benefits from the inclusion of programmers' streaming applications in Spectrum's expanded basic packages. As of December 31, 2025, Charter had 12.6 million total video customers.

Spectrum TV Select video customers now receive up to approximately $117 per month (soon to be approximately $129 per month) of programmers' streaming application retail value at no extra cost, including the ad-supported versions of Disney+, Hulu, ESPN Unlimited, HBO Max, Paramount+, Peacock, AMC+, ViX, Tennis Channel and Fox One, with Discovery+ and BET+ launching soon. This programmer streaming application inclusion is part of Charter's broader video evolution strategy to provide flexible packages with enhanced value, whether through full packages with seamless entertainment, smaller video packages or a suite of a-la-carte programmers' streaming application options for broadband customers. In October 2025, Spectrum unveiled the Spectrum App Store, an innovative digital marketplace where Spectrum TV customers can activate, manage and upgrade the streaming apps included with their video plans. The Spectrum App Store also allows Spectrum customers without a traditional TV package to purchase and manage streaming apps à la carte.

During the fourth quarter of 2025, total wireline voice customers declined by 140,000, compared to a decline of 274,000 in the fourth quarter of 2024. As of December 31, 2025, Charter had 6.0 million total wireline voice customers.

Charter continues to work with federal, state and local governments to bring Spectrum Internet to unserved and underserved communities. During the fourth quarter of 2025, Charter activated 147,000 subsidized rural passings and 483,000 in 2025. Within Charter's subsidized rural footprint, total customer relationships increased by 46,000 in the fourth quarter of 2025.

1.Fastest Speeds claim based on Broadband Download Speed among the top 5 national providers in Opensignal USA: Fixed Broadband Experience Report – May 2025. Based on Opensignal independent analysis of mean download speed. © 2025 Opensignal Limited.
2.Fastest Wireless Speeds based on combined mean download speed results for 4G, 5G and Wi-Fi across converged users on the top 5 national providers in November 2025 report. © 2025 Opensignal Limited.

Fourth Quarter Financial Results
(in millions)

	Three Months Ended December 31,
	2025	2024	% Change
Revenues:
Internet	$5,895	$5,856	0.7%
Mobile service	973	860	13.1%
Connectivity	6,868	6,716	2.3%
Video[1]	3,246	3,616	(10.3)%
Voice	316	353	(10.3)%
Residential revenue	10,430	10,685	(2.4)%
Small business[1]	1,074	1,088	(1.3)%
Mid-market & large business[1]	748	729	2.6%
Commercial revenue	1,822	1,817	0.3%
Advertising sales	401	540	(25.8)%
Other[1]	948	884	7.3%
Total Revenues	$13,601	$13,926	(2.3)%

Net income attributable to Charter shareholders	$1,332	$1,466	(9.1)%
Net income attributable to Charter shareholders margin	9.8%	10.5%

Adjusted EBITDA[2]	$5,691	$5,760	(1.2)%
Adjusted EBITDA margin	41.8%	41.4%

Capital expenditures	$3,335	$3,062	8.9%

Net cash flows from operating activities	$3,761	$3,460	8.7%
Free cash flow[2]	$773	$984	(21.4)%

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

1.Certain revenue reclassifications were made for all periods presented to reflect changes in how we manage our business. The reclassifications did not result in any changes to total revenue for any period presented.
2.Adjusted EBITDA and free cash flow are non-GAAP measures defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the addendum of this news release.

Revenues

Fourth quarter revenue decreased by 2.3% year-over-year to $13.6 billion, driven by lower residential video revenue and lower political advertising sales, partly offset by an increase in residential mobile service revenue, higher mobile equipment revenue, higher residential Internet revenue and $37 million of total customer credits related to hurricanes Helene and Milton in the prior year period.

Residential revenue totaled $10.4 billion in the fourth quarter, a decrease of 2.4% year-over-year, driven by a year-over-year decline in residential customers of 1.2% and a decrease in monthly residential revenue per residential customer of 1.2%.

Fourth quarter 2025 monthly residential revenue per residential customer totaled $117.19, a decrease of 1.2% compared to the prior year period. The decline was driven by a higher mix of lower priced video packages within Charter's video customer base, a decline in video customers during the last year, $165 million of costs allocated to programmer streaming applications and netted within video revenue versus $37 million in the prior year period, partly offset by promotional rate step-ups, rate adjustments and the growth of Spectrum Mobile.

Internet revenue grew by 0.7% year-over-year to $5.9 billion, driven by promotional rate step-ups, rate adjustments and a favorable change in bundled revenue allocation year-over-year, partly offset by a decline in Internet customers year-over-year and a free months promotion for new customers offered by Spectrum early in the fourth quarter.

Fourth quarter mobile service revenue totaled $973 million, an increase of 13.1% year-over-year, driven by mobile line growth, partly offset by less favorable bundled revenue allocation year-over-year.

Video revenue totaled $3.2 billion in the fourth quarter, a decrease of 10.3% compared to the prior year period, driven by a higher mix of lower priced video packages within Charter's video customer base, a decline in video customers during the last year, $165 million of costs allocated to programmer streaming applications and netted within video revenue versus $37 million in the prior year period and more unfavorable bundled revenue allocation year-over-year, partly offset by promotional rate step-ups and video rate adjustments that pass through programmer rate increases.

Voice revenue decreased by 10.3% year-over-year to $316 million, driven by a decline in wireline voice customers, partly offset by voice rate adjustments.

Commercial revenue increased by 0.3% year-over-year to $1.8 billion, driven by mid-market and large business revenue growth of 2.6% year-over-year, partly offset by a decline in small business revenue of 1.3%. Mid-market and large business revenue excluding wholesale increased by 3.0% year-over-year, mostly reflecting PSU growth. The year-over-year decrease in fourth quarter 2025 small business revenue was driven by a decline in small business customer relationships year-over-year and a 0.6% decrease year-over-year in monthly small business revenue per small business customer.
Fourth quarter advertising sales revenue of $401 million decreased by 25.8% compared to the year-ago quarter, primarily driven by lower political revenue. Excluding political revenue in both periods, advertising sales revenue increased by 0.6% year-over-year due to higher advanced advertising revenue, mostly offset by a more challenged local and national advertising market.

Other revenue totaled $948 million in the fourth quarter, an increase of 7.3% compared to the fourth quarter of 2024, primarily driven by higher mobile device sales.

Operating Costs and Expenses

Fourth quarter programming costs decreased by $192 million, or 8.4% as compared to the fourth quarter of 2024, reflecting a higher mix of lower cost packages within Charter's video customer base, fewer video customers and $165 million of costs allocated to programmer streaming applications and netted within video revenue versus $37 million in the prior year period, partly offset by contractual programming rate increases and renewals.

Other costs of revenue increased by $41 million, or 2.4% year-over-year, primarily driven by higher mobile service direct costs and mobile device sales, partly offset by lower advertising sales costs given lower political revenue and lower franchise and regulatory fees.

Field and technology operations expenses decreased by $69 million, or 5.1% year-over-year, primarily driven by lower labor expense.

Customer operations expenses decreased by $15 million, or 1.9% year-over-year, primarily due to a decrease in bad debt expense.

Marketing and residential sales expenses decreased by $2 million or 0.1% year-over-year, due to lower labor expense, offset by a change in sales mix to higher cost sales channels.

Transition expenses represent incremental costs incurred to prepare for the integration of the previously announced Cox transaction.

Other expenses decreased by $34 million, or 3.1% as compared to the fourth quarter of 2024, primarily driven by lower labor expense.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $1.3 billion in the fourth quarter of 2025, compared to $1.5 billion in the fourth quarter of 2024, primarily due to lower Adjusted EBITDA, merger and acquisition costs related to the previously announced Cox transaction and higher income tax expense.

Net income per basic common share attributable to Charter shareholders totaled $10.47 in the fourth quarter of 2025 compared to $10.32 during the same period last year. The increase was primarily the result of a 10.5% decrease in basic weighted average common shares outstanding versus the prior year period, partly offset by the factors described above.

Adjusted EBITDA

Fourth quarter Adjusted EBITDA of $5.7 billion declined by 1.2% year-over-year, reflecting a decline in revenue of 2.3%, partly offset by a decrease in operating expenses of 3.1%.

Capital Expenditures

Capital expenditures totaled $3.3 billion in the fourth quarter of 2025, an increase of $273 million compared to the fourth quarter of 2024, driven by higher support capital and higher upgrade/rebuild (primarily network evolution) spend.

Charter currently expects full year 2026 capital expenditures to total approximately $11.4 billion. The actual amount of capital expenditures in 2026 will depend on a number of factors including, but not limited to, the pace of Charter's network evolution and expansion initiatives, supply chain timing and growth rates in Charter's residential and commercial businesses.

Cash Flow and Free Cash Flow

During the fourth quarter of 2025, net cash flows from operating activities totaled $3.8 billion, an increase from $3.5 billion in the prior year. The year-over-year increase was primarily due to lower cash taxes and lower cash paid for interest, partly offset by a more unfavorable change in working capital and lower Adjusted EBITDA.

Free cash flow in the fourth quarter of 2025 totaled $773 million, a decrease of $211 million compared to the fourth quarter of 2024. The year-over-year decrease in free cash flow was driven by higher capital expenditures and a less favorable change in accrued expenses related to capital expenditures, partly offset by higher net cash flows from operating activities.

Liquidity & Financing

As of December 31, 2025, total principal amount of debt was $94.6 billion and Charter's credit facilities provided approximately $4.4 billion of additional liquidity in excess of Charter's $477 million cash position.

In January 2026, CCO Holdings, LLC ("CCO Holdings") and CCO Holdings Capital Corp. jointly issued $1.75 billion aggregate principal amount of 7.000% senior notes due February 2033 at par and $1.25 billion aggregate principal amount of 7.375% senior notes due February 2036 at par. The net proceeds will be used for general corporate purposes, including to repay certain indebtedness, including the call of $750 million of CCO Holdings 5.500% senior notes due 2026 and partial call of $2.25 billion of

CCO Holdings 5.125% senior notes due 2027.

Share Repurchases

During the three months ended December 31, 2025, Charter purchased 2.9 million shares of Charter Class A common stock for $760 million.

Webcast

Charter will host a webcast on Friday, January 30, 2026 at 8:30 a.m. Eastern Time (ET) related to the contents of this release.

The webcast can be accessed live via the Company's investor relations website at ir.charter.com. Participants should go to the webcast link no later than 10 minutes prior to the start time to register. The webcast will be archived at ir.charter.com two hours after completion of the webcast.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2025, which will be posted on the “Results & SEC Filings” section of the Company's investor relations website at ir.charter.com, when it is filed with the Securities and Exchange Commission (the "SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Results & SEC Filings” section.

Use of Adjusted EBITDA and Free Cash Flow Information

The Company uses certain measures that are not defined by U.S. generally accepted accounting principles ("GAAP") to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income attributable to Charter shareholders and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the Addendum to this release.

Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other income (expenses), net and other operating (income) expenses, net, such as special charges, merger and acquisition costs and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company's debt covenants refer to these expenses as management fees, which were $331 million and $375 million for the three months ended December 31, 2025 and 2024, respectively, and $1.4 billion and $1.5 billion for the years ended December 31, 2025 and 2024, respectively.

About Charter
Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband connectivity company with services available to 58 million homes and small to large businesses across 41 states through its Spectrum brand. Founded in 1993, Charter has evolved from providing cable TV to streaming, and from high-speed Internet to a converged broadband, WiFi and mobile experience. Over the Spectrum Fiber Broadband Network and supported by our 100% U.S.-based employees, the Company offers Seamless Connectivity and Entertainment with Spectrum Internet®, Mobile, TV and Voice products.

More information about Charter can be found at corporate.charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” "future," “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” "initiatives," “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases,” "grow," "focused on" and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our annual report on Form 10-K, and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•our ability to sustain and grow revenues and cash flow from operations by offering Internet, mobile, video, voice, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our service areas and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;
•the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite ("DBS") operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers and providers of video content over broadband Internet connections;
•general business conditions, unemployment levels and the level of activity in the housing sector and economic uncertainty or downturn;
•our ability to develop and deploy new products and technologies including consumer services and service platforms;
•any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;
•the effects of governmental regulation on our business including subsidies to consumers, subsidies and incentives for competitors, costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us;
•our ability to procure necessary services and equipment from our vendors in a timely manner and at reasonable costs including in connection with our network evolution and rural construction initiatives;
•our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents and distribution requirements);
•the ability to hire and retain key personnel;
•the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets;
•our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions;
•our ability to satisfy the conditions to consummate the Liberty Broadband Combination and/or the Cox Transactions and/or to consummate the Liberty Broadband Combination and/or the Cox Transactions in a timely manner or at all;
•the risks related to us being restricted in the operation of our business while the Liberty Broadband Merger Agreement and the Cox Communications Transaction Agreement are in effect;

•other risks related to the Liberty Broadband Combination as described in the definitive joint proxy statement/prospectus with respect to the Liberty Broadband Combination, filed by Charter on January 22, 2025, including the sections entitled “Risk Factors” and “Where You Can Find More Information” included therein; and
•other risks related to the Cox Transactions as described in the definitive proxy statement with respect to the Cox Transactions, filed by Charter on July 2, 2025, including the sections entitled “Risk Factors” and “Where You Can Find More Information” included therein.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net income attributable to Charter shareholders	$1,332	$1,466	$4,987	$5,083
Plus: Net income attributable to noncontrolling interest	214	210	779	770
Interest expense, net	1,270	1,274	5,042	5,229
Income tax expense	415	370	1,692	1,649
Depreciation and amortization	2,194	2,168	8,711	8,673
Stock compensation expense	143	138	673	651
Other, net	123	134	824	514
Adjusted EBITDA (a)	$5,691	$5,760	$22,708	$22,569

Net cash flows from operating activities	$3,761	$3,460	$16,077	$14,430
Less: Purchases of property, plant and equipment	(3,335)	(3,062)	(11,659)	(11,269)
Change in accrued expenses related to capital expenditures	347	586	586	1,096
Free cash flow (a)	$773	$984	$5,004	$4,257

The above schedule is presented in order to reconcile Adjusted EBITDA and free cash flow, non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

UNAUDITED ALTERNATIVE PRESENTATION OF ADJUSTED EBITDA
(dollars in millions)

	Three Months Ended December 31,			Year Ended December 31,
	2025	2024	% Change	2025	2024	% Change
REVENUES:
Internet	$5,895	$5,856	0.7%	$23,765	$23,360	1.7%
Mobile service	973	860	13.1%	3,762	3,083	22.0%
Connectivity	6,868	6,716	2.3%	27,527	26,443	4.1%
Video*	3,246	3,616	(10.3)%	13,703	15,129	(9.4)%
Voice	316	353	(10.3)%	1,350	1,437	(6.0)%
Residential revenue	10,430	10,685	(2.4)%	42,580	43,009	(1.0)%
Small business*	1,074	1,088	(1.3)%	4,346	4,376	(0.7)%
Mid-market & large business*	748	729	2.6%	2,969	2,878	3.2%
Commercial revenue	1,822	1,817	0.3%	7,315	7,254	0.9%
Advertising sales	401	540	(25.8)%	1,468	1,780	(17.6)%
Other*	948	884	7.3%	3,411	3,042	12.1%
Total Revenues	13,601	13,926	(2.3)%	54,774	55,085	(0.6)%

COSTS AND EXPENSES:
Programming	2,083	2,275	(8.4)%	8,822	9,653	(8.6)%
Other costs of revenue	1,792	1,751	2.4%	6,704	6,351	5.6%
Field and technology operations*	1,262	1,331	(5.1)%	5,165	5,183	(0.3)%
Customer operations*	768	783	(1.9)%	3,115	3,162	(1.5)%
Marketing and residential sales	899	901	(0.1)%	3,782	3,590	5.4%
Transition expenses	15	—	n/a	19	—	n/a
Other expense* (b)	1,091	1,125	(3.1)%	4,459	4,577	(2.6)%
Total operating costs and expenses (b)	7,910	8,166	(3.1)%	32,066	32,516	(1.4)%

Adjusted EBITDA (a)	$5,691	$5,760	(1.2)%	$22,708	$22,569	0.6%

* Certain revenue and expense reclassifications were made for all periods presented to reflect changes in how we manage our business. The reclassifications did not result in any changes to total revenue, operating expenses or Adjusted EBITDA for any period presented.

All percentages are calculated using whole numbers. Minor differences may exist due to rounding. See footnotes on page 7.
Addendum to Charter Communications, Inc. Fourth Quarter 2025 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
REVENUES	$13,601	$13,926	$54,774	$55,085

COSTS AND EXPENSES:
Operating costs and expenses (exclusive of items shown separately below)	8,053	8,304	32,739	33,167
Depreciation and amortization	2,194	2,168	8,711	8,673
Other operating expenses, net	93	65	416	127
	10,340	10,537	41,866	41,967
Income from operations	3,261	3,389	12,908	13,118

OTHER INCOME (EXPENSES):
Interest expense, net	(1,270)	(1,274)	(5,042)	(5,229)
Other expenses, net	(30)	(69)	(408)	(387)
	(1,300)	(1,343)	(5,450)	(5,616)
Income before income taxes	1,961	2,046	7,458	7,502
Income tax expense	(415)	(370)	(1,692)	(1,649)
Consolidated net income	1,546	1,676	5,766	5,853
Less: Net income attributable to noncontrolling interests	(214)	(210)	(779)	(770)
Net income attributable to Charter shareholders	$1,332	$1,466	$4,987	$5,083

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$10.47	$10.32	$36.90	$35.53
Diluted	$10.34	$10.10	$36.21	$34.97
Weighted average common shares outstanding, basic	127,233,218	142,115,129	135,155,309	143,061,337
Weighted average common shares outstanding, diluted	128,927,643	145,269,468	137,743,676	145,363,771

Addendum to Charter Communications, Inc. Fourth Quarter 2025 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	December 31,
	2025	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$477	$459
Accounts receivable, net	3,680	3,097
Prepaid expenses and other current assets	987	677
Total current assets	5,144	4,233

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	46,444	42,913
Customer relationships, net	440	975
Franchises	67,471	67,462
Goodwill	29,710	29,674
Total investment in cable properties, net	144,065	141,024

OTHER NONCURRENT ASSETS	5,004	4,763

Total assets	$154,213	$150,020

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable, accrued and other current liabilities	$12,556	$11,687
Current portion of long-term debt	750	1,799
Total current liabilities	13,306	13,486

LONG-TERM DEBT	94,006	92,134
EQUIPMENT INSTALLMENT PLAN FINANCING FACILITY	1,447	1,072
DEFERRED INCOME TAXES	19,841	18,845
OTHER LONG-TERM LIABILITIES	5,094	4,776

SHAREHOLDERS' EQUITY:
Controlling interest	16,054	15,587
Noncontrolling interests	4,465	4,120
Total shareholders' equity	20,519	19,707

Total liabilities and shareholders' equity	$154,213	$150,020

Addendum to Charter Communications, Inc. Fourth Quarter 2025 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$1,546	$1,676	$5,766	$5,853
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	2,194	2,168	8,711	8,673
Stock compensation expense	143	138	673	651
Noncash interest, net	7	9	29	34
Deferred income taxes	241	(135)	1,013	(87)
Other, net	40	90	538	354
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(82)	(30)	(416)	(129)
Prepaid expenses and other assets	(162)	(72)	(517)	(609)
Accounts payable, accrued liabilities and other	(166)	(384)	280	(310)
Net cash flows from operating activities	3,761	3,460	16,077	14,430

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(3,335)	(3,062)	(11,659)	(11,269)
Change in accrued expenses related to capital expenditures	347	586	586	1,096
Other, net	(50)	(103)	(547)	(481)
Net cash flows from investing activities	(3,038)	(2,579)	(11,620)	(10,654)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	3,466	8,505	15,485	25,893
Borrowings of equipment installment plan financing facility	83	74	375	1,074
Repayments of long-term debt	(3,876)	(9,761)	(14,797)	(29,660)
Payments for debt issuance costs	(2)	(29)	(19)	(56)
Purchase of treasury stock	(766)	(114)	(5,132)	(1,213)
Proceeds from exercise of stock options	—	3	20	32
Purchase of noncontrolling interest	—	(4)	(373)	(189)
Distributions to noncontrolling interest	(8)	(49)	(132)	(157)
Other, net	457	250	208	297
Net cash flows from financing activities	(646)	(1,125)	(4,365)	(3,979)

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	77	(244)	92	(203)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	521	750	506	709
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$598	$506	$598	$506

CASH PAID FOR INTEREST	$1,373	$1,522	$4,983	$5,334

As of December 31, 2025, September 2025, December 31, 2024 and September 2024, cash, cash equivalents and restricted cash includes $121 million, $57 million, $47 million and $29 million of restricted cash included in prepaid expenses and other current assets in the consolidated balance sheets, respectively.

Addendum to Charter Communications, Inc. Fourth Quarter 2025 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	December 31, 2025 (d)	September 30, 2025 (d)	December 31, 2024 (d)
Footprint
Estimated Passings (e)	58,399	57,940	56,861
Customer Relationships (c) (f)
Residential	29,609	29,734	29,964
Small Business	2,237	2,239	2,250
Total Customer Relationships	31,846	31,973	32,214

Residential	(125)	(85)	(150)
Small Business	(2)	(2)	(6)
Total Customer Relationships Quarterly Net Additions	(127)	(87)	(156)

Total Customer Relationship Penetration of Estimated Passings (g)	54.5%	55.2%	56.7%

Monthly Residential Revenue per Residential Customer (h)	$117.19	$119.16	$118.65
Monthly Small Business Revenue per Small Business Customer (i)	$159.85	$161.97	$160.88
Residential Customer Relationships Penetration (c)
One Product Penetration (j)	48.0%	48.5%	48.8%
Two Product Penetration (j)	34.5%	34.1%	33.1%
Three or More Product Penetration (j)	17.5%	17.4%	18.0%
Connectivity (c)
Residential	28,563	28,658	28,763
Small Business	2,077	2,077	2,082
Total Connectivity Customers	30,640	30,735	30,845

Residential	(95)	(47)	(115)
Small Business	—	1	(4)
Total Connectivity Quarterly Net Additions	(95)	(46)	(119)
Internet
Residential	27,641	27,760	28,034
Small Business (c)	2,039	2,039	2,049
Total Internet Customers	29,680	29,799	30,083

Residential	(119)	(108)	(171)
Small Business (c)	—	(1)	(6)
Total Internet Quarterly Net Additions	(119)	(109)	(177)
Mobile Lines (c) (k)
Residential	11,370	10,964	9,543
Small Business	396	374	315
Total Mobile Lines	11,766	11,338	9,858

Residential	406	462	504
Small Business	22	20	18
Total Mobile Lines Quarterly Net Additions	428	482	522
Video
Residential	12,072	12,023	12,327
Small Business	533	538	565
Total Video Customers	12,605	12,561	12,892

Residential	49	(64)	(110)
Small Business	(5)	(6)	(13)
Total Video Quarterly Net Additions	44	(70)	(123)
Voice
Residential	4,832	4,967	5,636
Small Business	1,214	1,219	1,248
Total Voice Customers	6,046	6,186	6,884
Mid-Market & Large Business (c) (l)
Mid-Market & Large Business Primary Service Units ("PSUs")	357	354	340
Mid-Market & Large Business Quarterly Net Additions	3	4	4

See footnotes on page 7.
Addendum to Charter Communications, Inc. Fourth Quarter 2025 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Customer premise equipment (m)	$538	$575	$2,260	$2,172
Scalable infrastructure (n)	447	411	1,536	1,422
Upgrade/rebuild (o)	601	543	1,937	1,771
Support capital (p)	752	476	1,986	1,688
Capital expenditures, excluding line extensions	2,338	2,005	7,719	7,053

Subsidized rural construction line extensions	612	575	2,202	2,144
Other line extensions	385	482	1,738	2,072
Total line extensions (q)	997	1,057	3,940	4,216
Total capital expenditures	$3,335	$3,062	$11,659	$11,269

Capital expenditures included in total related to:
Commercial services	$268	$334	$1,201	$1,437
Subsidized rural construction initiative (r)	$613	$577	$2,208	$2,152
Mobile	$78	$64	$267	$245

See footnotes on page 7.

Addendum to Charter Communications, Inc. Fourth Quarter 2025 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
FOOTNOTES

(a)Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other (income) expenses, net and other operating (income) expenses, net such as special charges, merger and acquisition costs and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of our businesses as well as other non-cash or special items, and is unaffected by our capital structure or investment activities. Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.
(b)Other expense excludes stock compensation expense. Total operating costs and expenses excludes stock compensation expense, depreciation and amortization and other operating (income) expenses, net.
(c)To better reflect the converged and integrated nature of our business and operations, in the fourth quarter of 2025, we revised our customer relationship statistics to include all mobile customers, including mobile-only customers, and have added information on total connectivity customers, which represent all customers receiving our Internet and/or mobile connectivity services. In addition, in the fourth quarter of 2025, certain reporting policies related to mobile lines were revised to better align with other Charter services. Other minor changes were made to small business Internet customers and mid-market & large business PSUs to standardize reporting methodologies. Prior periods have been revised accordingly.
(d)We calculate the aging of customer accounts based on the monthly billing cycle for each account in accordance with our collection policies. On that basis, at December 31, 2025, September 30, 2025 and December 31, 2024, customers included approximately 82,300, 87,100 and 102,500 customers, respectively, whose accounts were over 60 days past due, approximately 9,700, 10,500 and 12,100 customers, respectively, whose accounts were over 90 days past due and approximately 13,600, 13,200 and 13,600 customers, respectively, whose accounts were over 120 days past due.
(e)Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and small business and mid-market & large business sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available.
(f)Customer relationships include the number of customers that receive one or more levels of service, encompassing Internet, mobile, video and voice services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Total customer relationships exclude mid-market & large business customer relationships.
(g)Penetration represents residential and small business customers as a percentage of estimated passings.
(h)Monthly residential revenue per residential customer is calculated as total residential quarterly revenue divided by three divided by average residential customer relationships during the respective quarter.
(i)Monthly small business revenue per small business customer is calculated as total small business quarterly revenue divided by three divided by average small business customer relationships during the respective quarter.
(j)One product, two product and three or more product penetration represents the number of residential customers that subscribe to one product, two products or three or more products, respectively, as a percentage of residential customer relationships.
(k)Mobile lines include phones and tablets which require one of our standard rate plans (e.g., "Unlimited" or "By the Gig"). Mobile lines exclude wearables and other devices that do not require standard phone rate plans.
(l)Mid-market & large business PSUs represents the aggregate number of fiber service offerings counting each separate service offering at each customer location as an individual PSU.
(m)Customer premise equipment includes equipment and devices located at the customer's premise used to deliver our Internet, video and voice services (e.g., modems, routers and set-top boxes), as well as installation costs.
(n)Scalable infrastructure includes costs, not related to customer premise equipment or our network, to secure growth of new customers or provide service enhancements (e.g., headend equipment).
(o)Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including our network evolution initiative.
(p)Support capital includes costs associated with the replacement or enhancement of non-network assets (e.g., back-office systems, non-network equipment, land and buildings, vehicles, tools and test equipment).
(q)Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).
(r)The subsidized rural construction initiative subcategory includes projects for which we are receiving subsidies from federal, state and local governments, excluding customer premise equipment and installation.

Addendum to Charter Communications, Inc. Fourth Quarter 2025 Earnings Release